Exhibit 99.1

IFF Reports First Quarter 2013 Like-for-Like Sales Growth of 4% and Adjusted EPS of $1.19 per diluted Share, Up 19%

Local Currency Sales Increase 3%; Reported Sales Increase 2%

Reported EPS of $1.10 Increases 11% versus Prior Year

NEW YORK--(BUSINESS WIRE)--May 7, 2013--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Results

  Reported net sales for the first quarter totaled $727.8 million, an increase of 2% from $710.6 million in the first quarter of 2012. Excluding the impact of foreign currency, local currency sales increased 3%. On a like-for-like basis, which excludes the exit of low-margin sales activities in Flavors, local currency sales increased 4%.
  Net income totaled $90.7 million or $1.10 per diluted share for the first quarter, compared with net income of $81.1 million or $0.99 per diluted share in the prior year first quarter.
  Adjusted EPS, which excludes the impact of a charge related to the Spanish Tax ruling as well as charges related to plant closings, increased 19% to $1.19 per diluted share in the first quarter, up from an adjusted $1.00 per diluted share in the first quarter of 2012.

Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

“We are pleased with our performance this quarter, which resulted in an adjusted EPS improvement of 19%. In the first quarter, we delivered like-for-like sales growth of 4%, supported by strong underlying momentum in both Fragrance Compounds and Flavors, reflecting the diversity and strength of our category and geographic portfolios,” said Doug Tough, Chairman and Chief Executive Officer of IFF.

“This quarter we achieved strong new win rates owing to the innovative abilities of our business segments, combined with our expertise in proactively providing customers with solutions based on the strength of our creative, consumer insight, and research and development teams. Our overall sales were also supported by 9% local currency growth in the emerging markets, with double-digit sales growth in many developing countries, including Brazil and China.”

“As expected, gross margins in the first quarter benefited from the combined impact of previous price increases and modest raw material cost declines. Based on our strategy of maximizing our portfolio, gross margins also benefited from strong innovation-based wins, an improved product mix in part due to the exit of low-margin sales activities in Flavors, as well as various other cost savings and value-enhancing initiatives.”

Mr. Tough continued, “We took several actions during the quarter to enhance our manufacturing efficiency and consolidate our geographic footprint. During the quarter, we made the decision to close our Flavors facility in Knislinge, Sweden and our Fragrances facility in Jakarta, Indonesia and transfer production to our larger facilities in The Netherlands and Singapore, respectively. We also announced the formal opening of our technologically-advanced Flavors manufacturing facility in Guangzhou, China to provide dry and liquid flavors to the Company’s regional and global food and beverage customers, as we continue to support future growth in the region.”

“And, last week we took further steps to strengthen our innovation platform, improve operating efficiencies and meet customers’ growing needs. On Tuesday, we announced our multi-year collaboration with Amyris, a leading biotechnology company, to develop and commercialize sustainable and cost-effective ingredients using a biotechnology platform. On Friday, we announced our intention to close our Fragrances Ingredients manufacturing facility in Augusta, Georgia, and consolidate production into existing Ingredients plants. The plant closure is one of several actions we are taking to ensure the long-term profitability of our Fragrance Ingredients business and strengthen our competitive position.”

Mr. Tough concluded, “We entered the year with increased optimism with the expectation for an improving operating environment, a robust R&D pipeline, and strong customer relationships and partnerships. We see solid momentum in each of our business units, and expect to deliver stronger sales growth in the second quarter as we continue to focus on leveraging our geographic reach, strengthening our innovation platform and maximizing our portfolio. We believe that by executing on these three strategic pillars, we will be able to grow our business this year in line with our long-term targets.”

First Quarter 2013 Operating Highlights

  Local currency sales in the emerging markets accounted for 49% of total company sales in the first quarter and experienced growth of 9%.
  Gross profit, as a percent of sales, was 42.8% compared with 40.2% in the prior year. Excluding the impact of plant closings in the current quarter, the adjusted gross profit was 42.9%, compared with 40.2% in the first quarter of 2012. The 270 basis point adjusted gross margin improvement was due to modest declines in raw material costs, residual pricing, our cash flow hedging activities, strong new wins owing in part to our innovations, improved mix due to the exit of low-margin sales activities in Flavors, as well as ongoing cost reduction efforts. Although raw material prices have experienced a modest decline this quarter, they remain near historically high levels.

  Research, selling and administrative (RSA) expenses, as a percent of sales, increased 100 basis points to 23.9% compared with 22.9% in the first quarter of 2012. The RSA increase this quarter primarily reflects higher incentive compensation costs, adjustments to deferred compensation plan assets, and increased pension expenses.
  Operating profit increased 14% or $16.7 million to $137.6 million from $120.9 million. Excluding the $1.2 million cost related to closing two smaller facilities in Europe and Asia this quarter, and a $1.7 million restructuring charge in the prior year quarter, adjusted operating profit increased $16.2 million, or 13% to $138.8 million, from $122.6 million in the first quarter of 2012. The improvement in adjusted operating profit was principally due to volume growth combined with gross margin expansion, offset in part by higher incentive compensation charges. Adjusted operating profit margin increased 190 basis points to 19.1% from 17.2% in the prior year.
  The effective tax rate for the quarter was 28.9% compared with 26.5% in the prior year quarter, and includes a tax charge relating to the Spanish tax ruling. Excluding the impact of the Spanish tax charge and taxes related to the plant closings in the current quarter, as well as taxes related to restructuring costs from the prior year’s quarter, the adjusted effective tax rate was 24.0%, or 270 basis points below the prior year adjusted effective tax rate of 26.7%. The decrease was primarily driven by the benefit associated with the U.S. tax legislation enacted in the first quarter of 2013, which includes the R&D tax credit.
  Cash flow from operations for the three months ended March 31, 2013 was $18.7 million, or $33.9 million lower than the prior year quarter of $52.6 million. The decrease primarily reflects higher year-over-year incentive compensation payments and additional pension contributions in the U.S..

Subsequent Events

  On April 4, the Company issued $300.0 million of 10-year 3.2% Senior Notes due 2023, marking our first offering in the U.S. public bond markets in more than 10 years. This public debt diversifies our sources of funding as well as our debt investor base.
  On April 29, 2013, the Company entered into a multi-year collaboration with Amyris to jointly develop and commercialize a sustainable, cost-effective and reliable source of fragrance ingredients.
  On May 3, 2013, IFF announced its intention to close its Fragrance Ingredients manufacturing facility in Augusta, Georgia by July 2014, and consolidate production into existing IFF facilities. The closing of the Augusta plant will improve efficiencies within its Ingredients manufacturing network and is in keeping with the Company’s objective to ensure its operations are cost-efficient and competitive.

Fragrances Business Unit

  Reported sales increased 3% to $371.5 million, compared with $360.7 million in the first quarter of 2012. The foreign currency impact was negligible this quarter.
  Fragrance Compounds experienced local currency sales growth of 7% in the first quarter, which more than offset an 11% sales decline in Fragrance Ingredients.
  Within Fragrance Compounds, our Fine and Beauty Care category had local currency sales growth of 4%, driven by double-digit growth in Latin America and Greater Asia. Functional Fragrances had local currency sales growth of 9% owing to positive growth in all regions, led by double-digit growth in Latin America and Greater Asia and high single digit growth in EAME. This marks the 19th consecutive quarter of growth in Functional Fragrances, due to increased new wins, including those using our encapsulation technology, and increased core list participation.
  The emerging markets represented 54% of Fragrances Compounds sales. Within Fragrance Compounds, the emerging markets grew at 18% in the first quarter over the prior year quarter, reflecting broad-based geographic and category growth.
  Gross margins from our Fragrances business unit increased over the prior year quarter, primarily due to favorable raw material costs combined with residual pricing, ongoing cost savings initiatives and improved mix.
  Fragrances segment profit increased 22% to $68.4 million in the first quarter of 2013, up from $56.1 million in the first quarter of 2012. The segment profit improvement is the result of volume growth from new wins combined with gross margin improvements and ongoing cost discipline. The segment profit margin increased 290 basis points to 18.4% from 15.5%.

Flavors Business Unit

  Reported sales increased 2% to $356.4 million, compared with $349.9 million in the first quarter of 2012. The foreign currency impact was negligible this quarter.
  On a like-for-like (LFL) basis, which excludes the exit of low-margin sales activities, local currency sales increased 6% in the quarter, driven by strong new wins and residual benefits of previously taken pricing.
  On a regional basis, Greater Asia, Latin America and EAME delivered LFL local currency sales growth of 6%, and North America delivered LFL local currency sales growth of 4%.
  On an end-use category basis, LFL local currency sales growth was led by high single digit growth in Dairy and Beverage due to increased sales using our modulation technologies. Savory increased mid-single digits, and Sweet also had positive growth this quarter.
  Gross margins in the Flavors business increased over the prior year quarter primarily as a result of the benefit of favorable raw material costs and residual pricing, as well as mix improvements including the continued exit of low-margin sales activities. The Company expects to have one additional quarter that will be impacted by the exit of low-margin sales activities. Starting with the third quarter of 2013, the Company will have largely completed this effort.

  Flavors segment profit increased 4% to $83.0 million in the first quarter of 2013, up from $79.7 million in the prior year quarter. Segment profit margin increased 50 basis points to 23.3% from 22.8%, as a result of volume growth from new wins combined with the gross margin improvement.

Audio Webcast

A live webcast to discuss the Company's first quarter financial results and full year outlook will be held today, May 7, 2013, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,700 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations concerning (i) its results, performance and the growth opportunities for the business in 2013; (ii) the completion of its exit of low-margin sales activities; (iii) its product portfolio and R&D pipeline; (iv) the expected development of commercialization of sustainable, cost-effective fragrance ingredients in collaboration with Amyris; (v) expected improvement in efficiencies within the fragrance ingredients manufacturing network resulting from the closing of its Augusta, Georgia manufacturing facility; and (vi) its ability to execute on its long-term strategic plan and reach its long-term goals. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2013. The Company wishes to caution readers that certain important factors may affect and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions; (7) movements in interest rates; (8) the effects of any unanticipated costs and construction or start-up delays in the expansion of any of the Company’s facilities; (9) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (10) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (11) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (12) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (13) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies, including the final assessment for the Company’s Spanish subsidiaries’ 2011 tax return and appeal regarding the tax assessments for the 2002 fiscal years; (14) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (15) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (16) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (17) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; (18) the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans; and (19) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per diluted share data) (Unaudited)

	Three Months Ended
	March 31,

	2013	2012	% Change

Net sales	$727,836	$710,616	2
Cost of goods sold	416,476	425,217	(2)
Gross margin	311,360	285,399	9
Research and development	59,101	57,408	3
Selling and administrative	114,653	105,416	9
Restructuring and other charges	-	1,668
Interest expense	11,152	10,811
Other income, net	(1,069)	(246)
Pretax income	127,523	110,342	16
Income taxes	36,826	29,286	26
Net income	$90,697	$81,056	12

Earnings per share - basic	$1.11	$1.00
Earnings per share - diluted	$1.10	$0.99

Average shares outstanding
Basic	81,291	80,777
Diluted	82,024	81,667

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2013	2012
Cash & cash equivalents	$300,046	$324,422
Receivables	527,564	499,443
Inventories	515,786	540,658
Other current assets	191,302	208,036
Total current assets	1,534,698	1,572,559

Property, plant and equipment, net	644,910	654,641
Goodwill and other intangibles, net	700,752	702,270
Other assets	320,189	320,130
Total assets	$3,200,549	$3,249,600

Bank borrowings and overdrafts, and
current portion of long-term debt	$100,206	$150,071
Other current liabilities	440,054	472,661
Total current liabilities	540,260	622,732

Long-term debt	915,782	881,104
Non-current liabilities	433,655	493,209

Shareholders' equity	1,310,852	1,252,555
Total liabilities and shareholders' equity	$3,200,549	$3,249,600

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:

Net income	$90,697	$81,056
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	19,405	19,039
Deferred income taxes	12,232	(16,313)
Gain on disposal of assets	(1,085)	(806)
Stock-based compensation	4,523	2,990
Changes in assets and liabilities:
Trade receivables	(34,448)	(41,220)
Inventories	18,208	(801)
Accounts payable	(29,339)	(10,653)
Accruals for incentive compensation	(43,178)	(6,756)
Other current payables and accrued expenses	(6,766)	11,787
Changes in other assets/liabilities	(11,530)	14,313
Net cash provided by operating activities	18,719	52,636

Cash flows from investing activities:

Additions to property, plant and equipment	(29,861)	(28,758)
Purchase of life insurance contracts	-	(636)
Proceeds from termination of life insurance contracts	793	-
Maturity of net investment hedges	530	1,960
Proceeds from disposal of assets	204	68
Net cash used in investing activities	(28,334)	(27,366)

Cash flows from financing activities:
Cash dividends paid to shareholders	-	(25,086)
Net change in revolving credit facility borrowings and overdrafts	(352)	(16,194)
Proceeds from issuance of stock under stock plans	1,970	1,104
Excess tax benefits on stock-based payments	744	1,312
Purchase of treasury stock	(14,242)	-
Net cash used in financing activities	(11,880)	(38,864)
Effect of exchange rates changes on cash and cash equivalents	(2,881)	1,841
Net change in cash and cash equivalents	(24,376)	(11,753)
Cash and cash equivalents at beginning of year	324,422	88,279
Cash and cash equivalents at end of period	$300,046	$76,526

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net Sales
Flavors	$356,361	$349,887
Fragrances	371,475	360,729
Consolidated	727,836	710,616

Segment Profit
Flavors	$83,039	$79,680
Fragrances	68,354	56,081
Global Expenses	(12,589)	(13,186)
Restructuring and other charges, net	-	(1,668)
Operational improvement initiative costs	(1,198)	-
Operating profit	137,606	120,907

Interest Expense	(11,152)	(10,811)
Other income, net	1,069	246
Income before taxes	$127,523	$110,342

Profit Margin
Flavors	23.3%	22.8%
Fragrances	18.4%	15.5%
Consolidated	18.9%	17.0%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		First Quarter 2013 vs. 2012
		Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-8%	1%	-11%	-6%	-5%	-5%

EAME	Reported	-3%	9%	-12%	0%	6%	2%
	Local Currency	-5%	8%	-13%	-2%	5%	1%

Latin America	Reported	21%	12%	-12%	14%	0%	9%
	Local Currency	25%	13%	-12%	15%	3%	11%

Greater Asia	Reported	11%	12%	-6%	9%	5%	6%
	Local Currency	11%	13%	-3%	10%	6%	8%

Total	Reported	4%	9%	-11%	3%	2%	2%
	Local Currency	4%	9%	-11%	3%	2%	3%

International Flavors & Fragrances Inc. Reconciliation of Like-for-Like Sales Growth (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

% Change in Sales for the Three Months Ended March 31, 2013

		Reported Sales Growth	Local Currency Sales Growth (1)	Exit of Low- Margin Sales Activities	Like-For-Like Sales Growth (2)
	Total Company	2%	3%	1%	4%
	Flavors:
	North America	-5%	-5%	9%	4%
	EAME	6%	5%	1%	6%
	Latin America	0%	3%	3%	6%
	Greater Asia	5%	6%	0%	6%
	Total Flavors	2%	2%	4%	6%

(1)	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.
(2)	Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities and foreign exchange.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	First Quarter 2013
	Items Impacting Comparability
	Reported (GAAP)	Operational Improvement Initiative Costs		Spanish Tax Charge		Adjusted (Non-GAAP)

Net Sales	727,836	-		-
Cost of Goods Sold	416,476	(1,198	)(a)	-		415,278
Gross Profit	311,360	1,198		-		312,558
Research and Development	59,101	-		-
Selling and Administrative	114,653	-		-
RSA Expense	173,754	-		-
Restructuring and other charges, net	-	-		-
Operating Profit	137,606	1,198		-		138,804
Interest Expense	11,152	-		-
Other (Income) expense, net	(1,069)	-		-
Income before taxes	127,523	1,198		-		128,721
Taxes on Income	36,826	(279)		6,230	(b)	30,875
Net Income	90,697	919		6,230		97,846

Earnings per share - diluted	$1.10	$0.01		$0.08		$1.19

(a) Related to plant closings in Europe and Asia.
(b) Spanish tax charge related to the 2002-2003 ruling.

	First Quarter 2012
	Items Impacting Comparability

	Reported (GAAP)	Restructuring and Other Charges		Adjusted (Non-GAAP)

Net Sales	710,616	-
Cost of Goods Sold	425,217	-
Gross Profit	285,399	-
Research and Development	57,408	-
Selling and Administrative	105,416	-		105,416
RSA Expense	162,824	-		162,824
Restructuring and other charges, net	1,668	(1,668	)(a)	-
Operating Profit	120,907	1,668		122,575
Interest Expense	10,811	-
Other (income) expense, net	(246)	-
Income before taxes	110,342	1,668		112,010
Income Taxes	29,286	(621)		29,907
Net Income	81,056	1,047		82,103

Earnings per share - diluted	$0.99	$0.01		$1.00

(a) Related to the restructuring program announced in Q1 2012

CONTACT:
International Flavors & Fragrances Inc.
Shelley Young, 212-708-7271
Director, Investor Relations